Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of August 22, 2013 (the “Effective Date”), between InVivo Therapeutics Holdings Corp. (the “Company”), and Michael J. Astrue (the “Executive”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                      Performance of Services.  The Executive’s employment with the Company shall be subject to the following:

(a)                                 Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its interim Chief Executive Officer during the Agreement Term (as defined below).  In addition, the Executive shall serve as interim Chief Executive Officer of InVivo Therapeutics Corporation, the Company’s wholly owned subsidiary.

(b)                                 During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its interim Chief Executive Officer.

(c)                                  The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the “Board”).  The Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer.  The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d)                                 Notwithstanding the foregoing provisions of this Section 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement (“outside activities”), including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary.  It is understood and agreed by the parties that the Executive’s continued participation in such activities shall not be a breach of this Agreement.

(e)                                  The “Agreement Term” shall be the period beginning on the Effective Date and ending on January 10, 2014.

2.                                      Compensation.  Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)                                 Salary.  For services rendered under this Agreement, the Company shall pay the Executive a salary at the annual rate of $480,000, paid in accordance with the Company’s usual payroll practices.

(b)                                 Bonus.  At the time of the Executive’s Date of Termination (as defined below), and subject to the Executive’s performance of the specified objectives previously provided to the Executive in writing during the Agreement Term and prior to the Date of Termination, the Executive shall receive a bonus equal to 50% of the total amount of salary due him for the full Agreement Term, except that the Executive shall receive no bonus hereunder in the event of (i) a termination by the Company pursuant to Section 3(c) due to a material breach of this Agreement by the Executive that is not cured by the Executive within 14 days of written notice from the Company to the Executive detailing the breach (an “Uncured Material Breach”)  or (ii) a termination by the Executive pursuant to Section 3(d).  “Date of Termination” means the last day the Executive is employed by the Company pursuant to this Agreement.  Notwithstanding anything herein to the contrary, the bonus, if due under this paragraph, shall be paid no later than March 15, 2014.

(c)                                  Other Benefits.  The Executive shall be eligible for the benefits, including, without limitation, medical and dental benefits, and other fringe benefits, including, without limitation, reasonable vacation time commensurate with the term of Executive’s employment, to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management employees.  In addition, during the Agreement Term, the Company shall pay for the Executive’s parking at or near the Company’s headquarters at One Kendall Square, Cambridge, MA.

(d)                                 Expense Reimbursement.  The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to , the performance of his duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(e)                                  Indemnification and Insurance.

(i)                                     The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement. The Company agrees, with respect to the Indemnification Agreement, as follows:

(A)                 the Executive shall be entitled to the indemnification and advancement provided for in the Indemnification Agreement with respect to any Proceeding (as defined therein) to which he is or was a party or otherwise involved in that arises from, is based on or relates to the Executive’s relationship with the Company prior to the date hereof and his hiring by the Company as contemplated by this Agreement; and that for all purposes the term Corporate Status as used in the Indemnification Agreement shall include such relationship and hiring; and

(B)                 notwithstanding the provisions of the Indemnification Agreement, the Company shall advance all Expenses (as defined therein) incurred by or on behalf of the Executive in connection with any Proceeding by reason of the Executive’s Corporate Status (as such term is defined herein and therein) within thirty (30) days after the receipt by the Company of a statement or statements from the Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceedings, which statement or statements shall reasonably evidence the Expenses incurred by the Executive and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Executive to repay any Expenses advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified against such Expenses.

(ii)                                  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company and the Board.

(f)                                   Attorneys’ Fees.  The Company will reimburse the Executive for the reasonable documented attorneys’ fees incurred in connection with the negotiation of this Agreement and any related agreements.

3.                                      Termination.  The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the following circumstances: (a) upon the death of the Executive; (b) upon the permanent disability of the Executive if such disability renders the Executive incapable of performing his duties; (c) upon ten days’ prior written notice by the Company to the Executive; (d) upon ten days’ prior written notice by the Executive to the Company; or (e) upon the last date of the Agreement Term.

4.                                      Rights Upon Termination.  Upon the Executive’s Date of Termination, the Company shall provide to the Executive the following:

(a)                                 The Company will pay the Executive his Accrued Obligations promptly following such termination.  For this purpose, “Accrued Obligations” means (i) the portion of the Executive’s salary as has accrued prior to any termination of his employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued unused vacation days, and (iii) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(d) hereof.

(b)                                 In the event of a termination under Section 3(a), Section 3(b) or Section 3(c) (for any reason other than an Uncured Material Breach by the Executive), the Company shall pay the Executive, in a lump sum cash payment, an amount equal to the Executive’s remaining salary for the full Agreement Term, with such amount being payable no later than 10 days following the Date of Termination.  In the event of a termination under Section 3(c) due to an Uncured Material Breach by the Executive or under Section 3(d), the Executive shall not be entitled to any payment of salary beyond the Date of Termination.  In addition, the Executive shall receive a bonus to the extent set forth in Section 2(b).

(c)                                  The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) at the Executive’s own cost to the extent permitted by applicable law.

(d)                                 The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(e) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.                                      Proprietary Information.

(a)                                 The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without approval by an officer of the Company, during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into his custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of his duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and his obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.                                      Inventions.

(a)                                 The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him, or under his direction, or jointly with others, during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)                                 The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this Section 2(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 2(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)                                  The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.                                      Remedies.  The Executive agrees and acknowledges that his breach of Section 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.                                      Survival.  The Executive agrees that his obligations under Sections 5 and 6 of this

Agreement shall survive the termination of his employment or the Agreement Term, regardless of the reason for such termination.

9.                                      Acknowledgement.  The Executive acknowledges and agrees that the Company does not desire him to use any confidential information of any prior employer during his employment hereunder and that the Company will not ask for nor accept any such confidential information.  This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

10.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.  Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

12.                               Successors and Assigns.  This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

13.                               Entire Agreement.  This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

Company

InVivo Therapeutics Holdings Corp.

By:	/s/ Sean Moran
Name:	Sean Moran
Title:	Acting Chief Financial Officer

Executive

/s/ Michael J. Astrue
Michael J. Astrue